Exhibit 23.1

KPMG LLP

1601 Market Street

Philadelphia, PA 19103-2499

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 16, 2022, except for Note 4, as to which the date is June 28, 2023, with respect to the consolidated financial statements of Baudax Bio, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

September 5, 2023